Exhibit 10.53

TENNECO INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT
(______-______Performance Period)

______________________
Participant

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted a Full Value Award (the “Award”) under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) in the form of performance share units (“PSUs”) with respect to the number of shares of Common Stock (“Target PSUs”) set forth herein. The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.General Terms of the Award. The following terms and conditions apply to the Award:
Performance Period:        January 1, 201X_to December 31, 202X__

Target PSUs:            ______________________

Earning of Award:        50% based on Relative TSR Performance
50% based on Cumulative Free Cash Flow (FCF) Performance
Appendix A of this Award Agreement, which is incorporated herein and forms a part of this Award Agreement, sets forth the manner in which the “Relative TSR Performance” and “Cumulative FCF Performance” are calculated for purposes of this Award Agreement for the Performance Period. Relative TSR Performance and Cumulative FCF Performance are sometimes referred to herein individually as a “Performance Target” and collectively as the “Performance Targets”.

2.    Determination of Amount of Award. The number of Target PSUs that shall become vested pursuant to this Award shall be based on satisfaction of Performance Targets as determined in accordance with the following:

(a)
TSR Target PSUs. For purposes hereof, the Participant’s “TSR Target PSUs” are equal to 50% of his or her total Target PSUs. The maximum number of TSR Target PSUs (expressed as a percentage, the “TSR Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of the Plan) is based on the Relative TSR Percentile Ranking (calculated as described in Appendix A) for the Performance Period based on the following chart:

(b)

Relative TSR Percentile Ranking	TSR Vesting Percentage
>75th	200% (maximum)
50th	100% (target)
25th	50% (threshold)
<25th	0%

(c)
FCF Target PSUs. For purposes hereof, the Participant’s “FCF Target PSUs” are equal to 50% of his or her total Target PSUs. The maximum number of FCF Target PSUs (expressed as a percentage, the “FCF Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of this Award Agreement) is based on the Cumulative FCF (calculated as described in Appendix A) achieved for the Performance Period against the Cumulative FCF Target established by the Committee for the Performance Period based on the following chart:

Cumulative FCF Target	FCF Vesting Percentage
200% (maximum)
100% (target)
50% (threshold)
0%

(d)
Determination of Performance Targets and Number of Vested Target PSUs. As soon as practicable following the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Targets have been satisfied and the number of the Participant’s Target PSUs to which the Participant shall be entitled under the Award, subject to the terms and conditions of Paragraph 3 and the other terms and conditions of this Award Agreement.

(e)
Interpolation. Interpolation shall be used to determine the TSR Vesting Percentage and FCF Vesting Percentage, as applicable, in the event the Relative TSR Percentile Ranking and/or Cumulative FCF Target, as applicable, does not fall directly on one of the ranks or targets, as applicable, listed in the above charts.

3.    Form and Timing of Settlement of Award.

(a)
Unvested Award. Except as otherwise specifically provided herein, the Participant shall have no right with respect to any payments or other amounts in respect of this Award until the Award is actually settled on the Settlement Date (as defined below) and if the Participant’s Termination Date occurs before the Settlement Date, the Participant shall forfeit this Award and shall have no rights with respect thereto.

(b)
Settlement Generally. Except as otherwise provided in this Paragraph 3, the settlement of this Award shall be made following the end of the Performance Period as of a date determined by the Committee and no later than two and one-half months after the end of the Performance Period (such date, the “Settlement Date”). Unless otherwise determined by the Committee in accordance with the terms of the Plan, settlement shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each vested Target PSU, plus an amount of cash equal to the Fair Market Value of any fractional vested Target PSUs being settled as of such Settlement Date.  Upon the settlement of the Award, the Award shall be cancelled.

(c)
Termination for Death, Total Disability or Retirement. Notwithstanding the provisions of Paragraphs 3(a) and (b), if the Participant’s Termination Date occurs on or before the end of the Performance Period:

(i)
as a result of the Participant’s death or Total Disability (as defined below), the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to settlement of that number of Target PSUs equal to the product of (A) 100% of the Target PSUs subject to this Award for the Performance Period, multiplied by (B) the Termination Multiplier (as defined below), which Target PSUs shall be settled within 60 days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement), or

(ii)
as a result of Retirement (as defined below), the Participant shall be entitled to settlement of that number of Target PSUs equal to the product of (A) the number of Target PSUs to which the Participant would otherwise have been entitled pursuant to Paragraph 2 for the Performance Period had the Participant’s Termination Date not occurred prior to the end of the Performance Period, multiplied by (B) the Termination Multiplier, which Target PSUs shall be settled on the Settlement Date.

If the Participant’s Termination Date occurs after the end of the Performance Period and prior to the Settlement Date for the Performance Period as a result of the Participant’s death, Total Disability or Retirement, the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to settlement on the Settlement Date of that number of Target PSUs to which the Participant would have been entitled for the Performance Period had his or her Termination Date not occurred prior to the Settlement Date.

(d)	Change in Control. In the event of a Change in Control, the terms of Article 6 of the Plan shall control.

(e)
Certain Definitions. For purposes of this Award Agreement, the term (i) “Total Disability” means an event that results in the Participant being (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries, (ii) “Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries, other than termination by the Company and its Subsidiaries for cause, which shall include the failure to meet the obligations required by the individual’s position (as determined in the reasonable discretion of the Committee), after the date on which the Participant attains (A) age 65 or (B) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries, and (iii)“Termination Multiplier” means a fraction, the numerator of which is the number of full months of the Participant’s employment during the Performance Period prior to his or her Termination Date and the denominator of which is the number of full months in the Performance Period.

(f)
Effect of Contrary Terms in Employment Agreement. In the event that the Company (or any of its Subsidiaries) is a party to a written employment agreement with the Participant, and if the employment agreement is inconsistent with the provisions of this Paragraph 3, the terms of the employment agreement will take precedence over the foregoing provisions, as applicable.

4.    Payment of Fair Market Value in Certain Cases. If the Participant is entitled to receive payment for the fair market value of this Award pursuant to Article 6 of the Plan (relating to Change in Control), that fair market value shall be equal to the amount the Participant would have received hereunder as if (a) his or her service had continued through the end of the Performance Period and (b) he or she had earned 100% of his or her Target PSUs.
5.    Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (c) of this Paragraph 5 unless the Participant otherwise elects in accordance with this Paragraph 5. The amount withheld in the form of shares of Common Stock under this Paragraph 5 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 5 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.
6.    Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
7.    Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.
8.    Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to the Award or the Award Agreement is final and binding on all persons.
9.    Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States”, “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in Appendix B (the “Addendum”) for the Participant’s country. Further, if Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.
10.    Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
11.    Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
12.    Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be. Without limiting the generality of the foregoing or of Paragraph 15, the Committee may amend or terminate this Award at any time prior to the Settlement Date in its sole discretion to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the applicable performance for the Performance Period.
13.    Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.
14.    Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
15.    Plan Governs/Other Terms.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto, (c) the Committee may, in its sole and absolute discretion, adjust any Performance Target or the calculation thereof, and (d) this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company.
16.    Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
17.    Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

TENNECO INC.

______________________________
Senior Vice President and Chief Human Resources Officer
ACCEPTED:

______________________________________________
Type or Print Legal Name             (Date)

_______________________________________________
Signature

________________________________________________
Social Security Number or National ID

________________________________________________
Street Address

________________________________________________
City/State/Zip/Country
APPENDIX A
AFTERMARKET/RIDE PERFORMANCE (AMRP)

DEFINITIONS AND CALCULATION METHODOLOGIES

Calculation of Relative TSR Performance.

Calculation of TSR

“TSR”	=	Change in Stock Price + Dividends Paid
Beginning Stock Price
(i)    Beginning Stock Price shall mean the average of the Closing Prices for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;
(ii)    Ending Stock Price shall mean the average of Closing Prices for each of the last twenty (20) trading days of the Performance Period;
(iii)    Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;
(iv)    Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;
(v)    Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one share of stock for a particular trading day; and
(vi)    In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits, spin-offs and similar transactions.
Calculation of TSR Percentile Ranking
The TSR Percentile Ranking is computed by (A) computing the TSR for the Performance Period as described in the preceding paragraph and (b) computing the TSR for the Performance Period of each company that was in the peer group selected by the Committee for the Performance Period for the AMRP business (the “Peer Group”), provided that if a company in the Peer Group declares bankruptcy at any time during the Performance Period, the company will be removed from the Peer Group, and if a company in the Peer Group does not have publicly reported stock prices for the whole Performance Period, the company will be removed from the Peer Group. The TSR Percentile Ranking is the percentage of TSRs of the Peer Group calculated that are lower than the TSR for the Performance Period (e.g., if the TSR is greater than 75% of the TSRs of the members of the Peer Group, the TSR Percentile Ranking is the 75th percentile).
Calculation of Cumulative FCF.
(i)    The Cumulative FCF means the sum of the FCF for the AMRP business for each of the three fiscal years included in the Performance Period.
(ii)    “FCF” means, with respect to the AMRP business, the reported EBITDA for the Performance Year for the business, (i) plus (gain)/loss on asset sales, (ii) plus the expense of stock-based compensation, (iii) minus the increase/(decrease) in operating working capital, (iv) plus other operating cash flows, (v) minus cash paid for property, plant and equipment, (vi) minus cash paid for software-related intangibles, (vii) plus proceeds from asset sales, (viii) minus payments for net assets purchased, (ix) plus changes in other long-term operating assets and liabilities, (x) plus adjustments to exclude the impact of acquisitions and divestitures, (xi) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xii) other significant adjustments approved by the Committee.
APPENDIX A
POWERTRAIN TECHNOLOGY (PT TECHNOLOGY)

DEFINITIONS AND CALCULATION METHODOLOGIES

Calculation of Relative TSR Performance.

Calculation of TSR

“TSR”	=	Change in Stock Price + Dividends Paid
Beginning Stock Price
(i)    Beginning Stock Price shall mean the average of the Closing Prices for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;
(ii)    Ending Stock Price shall mean the average of Closing Prices for each of the last twenty (20) trading days of the Performance Period;
(iii)    Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;
(iv)    Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;
(v)    Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one share of stock for a particular trading day; and
(vi)    In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits, spin-offs and similar transactions.
Calculation of TSR Percentile Ranking
The TSR Percentile Ranking is computed by (A) computing the TSR for the Performance Period as described in the preceding paragraph and (b) computing the TSR for the Performance Period of each company that was in the peer group selected by the Committee for the Performance Period for the PT Technology business (the “Peer Group”), provided that if a company in the Peer Group declares bankruptcy at any time during the Performance Period, the company will be removed from the Peer Group, and if a company in the Peer Group does not have publicly reported stock prices for the whole Performance Period, the company will be removed from the Peer Group. The TSR Percentile Ranking is the percentage of TSRs of the Peer Group calculated that are lower than the TSR for the Performance Period (e.g., if the TSR is greater than 75% of the TSRs of the members of the Peer Group, the TSR Percentile Ranking is the 75th percentile).
Calculation of Cumulative FCF.
(i)    The Cumulative FCF means the sum of the FCF for the PT Technology business for each of the three fiscal years included in the Performance Period.
(ii)    “FCF” means, with respect to the PT Technology business, the reported EBITDA for the Performance Year for the business, (i) plus (gain)/loss on asset sales, (ii) plus the expense of stock-based compensation, (iii) minus the increase/(decrease) in operating working capital, (iv) plus other operating cash flows, (v) minus cash paid for property, plant and equipment, (vi) minus cash paid for software-related intangibles, (vii) plus proceeds from asset sales, (viii) minus payments for net assets purchased, (ix) plus changes in other long-term operating assets and liabilities, (x) plus adjustments to exclude the impact of acquisitions and divestitures, (xi) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xii) other significant adjustments approved by the Committee.

APPENDIX B

ADDENDUM TO PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Addendum to the Award Agreement includes additional terms and conditions that govern the Award if the Participant resides and/or works outside of the United States. If the Participant transfers to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Addendum but defined the Award Agreement or the Plan shall have the same meaning as in the Award Agreement or the Plan.

ALL NON-U.S. COUNTRIES
1.    Form of Settlement. Notwithstanding any provision in the Award Agreement to the contrary, if the Participant is resident or employed outside of the United States, the Company, in its sole discretion, may settle the PSUs in the form of a cash payment to the extent settlement in shares of Common Stock: (a) is prohibited under local law; (b) would require the Participant, the Company and/or its Subsidiaries to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different); (c) would result in adverse tax consequences for the Participant, the Company or the Participant’s employer; or (d) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the PSUs in the form of shares of Common Stock but require the Participant to sell such shares of Common Stock immediately or within a specified period following the Participant’s Termination Date (in which case, this Addendum shall give the Company the authority to issue sales instructions on the Participant’s behalf).
2.    Withholding. For purposes of the Award Agreement the following provision shall replace Section 5 of the Award Agreement in its entirety.
5. Withholding. Regardless of any action the Company and/or its Subsidiaries take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant of the PSUs, the vesting of the PSUs, the subsequent sale of any shares of Common Stock acquired and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
Prior to the relevant taxable or tax withholding event, as applicable, if the Participant’s country of residence (and country of employment, if different) requires withholding of

Tax-Related Items, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Participant’s employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Participant’s employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) the Company may withhold a sufficient number of whole shares of Common Stock otherwise issuable upon settlement of the PSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld, in which case the cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items; (ii) the Participant’s employer may withhold the Tax-Related Items required to be withheld from the Participant’s regular salary and/or wages, or other amounts payable to the Participant; (iii) the Company (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization) may sell a sufficient whole number of shares of Common Stock acquired upon settlement of the PSUs, resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld; and (iv) the Participant may be required to provide a cash payment to satisfy the Tax-Related Items.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding from the shares of Common Stock to be delivered upon settlement of the Award, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the Award, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any shares of Common Stock that are retained by the Company pursuant to this provision.
The Participant agrees to pay to the Company or the Participant’s employer any amount of Tax-Related Items that the Company or the Participant’s employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Common Stock or proceeds from the sale of shares of Common Stock until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
3.    Compliance with Local Law. The Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of shares of Common Stock) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
4.    No Advice Regarding Grant. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding his or her participation in the Plan or the acquisition or sale of shares of Common Stock underlying the PSUs. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.

5.    Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and is advised to speak to his or her personal advisor on this matter.
6.    English Language. If the Participant is in a country where English is not an official language, the Participant acknowledges and agrees that it is the Participant’s express intent that the Award Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the PSUs, be drawn up in English. If the Participant has received the Award Agreement, the Plan or any other rules, procedures, forms or documents related to the PSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
7.    Not a Public Offering. Neither the grant of the PSUs under the Plan nor the issuance of the underlying shares of Common Stock upon settlement of the PSUs is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
8.    Additional Requirements. The Company reserves the right to impose other requirements on the Award, any shares of Common Stock acquired pursuant to the Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
9.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company (and/or his or her employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any shares of Common Stock or directorships in the Company, details of all awards or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).
The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to the affiliates of the Company and/or the third party administrator engaged by the Company to administer the Plan, or any successor. These third party recipients may be located in the Participant’s country of residence (or employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s human resources representative.
The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.
The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s human resources representative.
Finally, the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable and upon request of the Company or the Participant’s employer, the Participant agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgments, agreements or consents) to the Company or the Participant’s employer that the Company and/or the Participant’s employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant will not be able to participate in the Plan if he or she fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Participant’s employer.
10.    Nature of Grant. In accepting the grant of PSUs, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and the Award Agreement;

(b)
the grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

(c)
all decisions with respect to future grants of PSUs or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of shares of Common Stock subject to an Award, and the vesting provisions applicable to the Award;

(d)
the grant of PSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Participant’s employer or any Subsidiary and shall not interfere with the ability of the Participant’s employer to terminate his or her employment or service relationship;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the PSUs and the shares of Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;

(g)
the PSUs, the shares of Common Stock subject to the PSUs and the value of same, are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the shares of Common Stock underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;

(i)
unless otherwise determined by the Committee in its sole discretion, the Termination Date shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period; the Committee or its delegate shall have the exclusive discretion to determine when the Termination Date occurs for purposes of this grant of PSUs;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the Participant ceasing to have rights under or to be entitled to PSUs, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the PSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, its Subsidiaries or his or her employer;

(k)
the Participant acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due pursuant to the settlement of the PSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

11.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Participant also agrees that all online acknowledgements shall have the same force and effect as a written signature.

ALL EUROPEAN UNION (“EU”) COUNTRIES
1.    EU Age Discrimination Rules. If the Participant is resident or employed in a country that is a member of the European Union, the grant of the Award and the Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
2.    Data Privacy Information and Consent.

(a)
Data Collection and Usage. The Company and the Participant’s employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Stock Plan Services LLC and its affiliated companies, an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company has certified under the EU-U.S. Privacy Shield Program and relies on it for its transfer of Data from European Union countries to the U.S. Elsewhere, its legal basis for the transfer of Data, where required, is the Participant’s consent.

(d)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. The Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Participant’s employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award of PSUs or other equity awards to the Participant or administer or maintain such awards.

(f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

By accepting the PSUs and indicating consent via the Company’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, upon request of the Company or the Participant’s employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Participant’s employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Participant’s employer.

ARGENTINA

1.    Securities Law Information. Neither the PSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.
2.    Nature of Grant. The following provision shall supplement Section 10 of the “All Non-US Countries” portion of this Addendum:
By accepting the Award, the Participant acknowledges and agrees that the grant of PSUs is made by the Company (not the Participant’s employer) in its sole discretion and that the value of the PSUs or any shares of Common Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (a) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (b) any termination or severance indemnities or similar payments.
If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, the Participant acknowledges and agrees that such benefits shall not accrue more frequently than on each Settlement Date.

AUSTRALIA
1.    Australian Offer Document. The offer of PSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of PSUs to Australian resident employees, which will be provided to the Participant with the Award Agreement.
2.    Compliance with Law. Notwithstanding anything else in the Award Agreement, the Participant will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”), any other provision of the Corporations Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Participant’s employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.
3.    Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

BELGIUM
No country-specific provisions.

BRAZIL
1.    Compliance with Law. By accepting the Award, the Participant agrees to comply with all applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the Award and the sale of any shares of Common Stock obtained.

2.    Nature of Grant. The following provision shall supplement Section 10 of the “All Non-US Countries” portion of this Addendum:
The Participant expressly agrees that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Award Agreement and the Plan are not part of the terms and conditions of the Participant’s employment; and (iii) the income from the Award, if any, is not part of the Participant’s remuneration from employment.

CANADA
1.    Settlement. Notwithstanding anything to the contrary in the Award Agreement, Addendum or the Plan, the Award shall be settled only in shares of Common Stock (and may not be settled in cash).

2.    Securities Law Information. The Participant acknowledges and agrees that he or she will sell shares of Common Stock acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the shares of Common Stock are listed on the New York Stock Exchange.

THE FOLLOWING PROVISIONS APPLY IF THE PARTICIPANT IS A RESIDENT OF QUEBEC

3.    Use of English Language. If the Participant is a resident of Quebec, by accepting the Award, the Participant acknowledges and agrees that it is the Participant's express wish that the Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de la langue anglaise.  Si le Participant est un résident du Québec, en acceptant l’Attribution, le Participant reconnaît et convient avoir expressément exigé la rédaction en anglais de la Convention d'Attribution, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées relatifs, directement ou indirectement, à l’Attribution.

4.    Data Privacy. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes his or her employer, the Company, and any other Subsidiary to disclose and discuss the Plan with their respective advisors. The Participant further authorizes his or her employer, the Company, and any other Subsidiary to record such information and to keep such information in the Participant’s employee file.

CHINA
The following provisions govern the Participant’s participation in the Plan if the Participant is a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion. Such provisions may also apply to non-PRC nationals, to the extent required by the Company or by the China State Administration of Foreign Exchange (“SAFE”).
1.    Exchange Control Approval. The settlement of the Award is conditioned upon the Company securing all necessary approvals from the SAFE to permit operation of the Plan.
2.    Shares of Common Stock Must Be Held with Designated Broker. All shares of Common Stock issued upon settlement of the PSUs will be deposited into a personal brokerage account established with the Company’s designated broker (or any successor broker designated by the Company), on the Participant’s behalf. The Participant understands that the Participant generally may sell the shares of Common Stock at any time after they are deposited in such account, however, the Participant may not transfer the shares of Common Stock out of the brokerage account.
3.    Cancellation of Award; Mandatory Sale of Shares Following Termination Date. Due to Chinese exchange control restrictions, to the extent that the Award has not been settled and unless otherwise determined by the Company in its sole discretion, the Award shall be cancelled on the 90th day following the Participant’s Termination Date (or such earlier date as may be required by the SAFE). Further, the Participant shall be required to sell all shares of Common Stock acquired upon settlement of the PSUs no later than 90 days following the Participant’s Termination Date (or such earlier date as may be required by the SAFE), in which case, this Addendum shall give the Company the authority to issue sales instructions on the Participant’s behalf. If any shares of Common Stock remain outstanding on the 90th day following the Participant’s Termination Date (or such earlier date as may be required by SAFE), the Participant hereby directs, instructs and authorizes the Company to issue sale instructions on the Participant’s behalf.
The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of shares of Common Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
4.    Exchange Control Restrictions. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required immediately to repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiaries, and the Participant hereby consents and agrees that proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. The Participant acknowledges and agrees that the processes and requirements set forth herein shall continue to apply following the Participant’s termination.
5.    Administration. Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

CZECHIA
No country-specific provisions.

FINLAND
No country-specific provisions.

FRANCE
1.    Award Not French-Qualified. The PSUs are not granted under the French specific regime provided by Articles L.225-197-1 and seq. of the French Commercial Code, as amended.
2.    Use of English Language. By accepting the Award, the Participant acknowledges and agrees that it is the Participant's express wish that the Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.
Utilisation de la langue anglaise. En acceptant l’Attribution, le Participant reconnaît et convient avoir expressément exigé la rédaction en anglais de la Convention d'Attribution, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées relatifs, directement ou indirectement, à l’Attribution.

GERMANY
No country-specific provisions.

INDIA
No country-specific provisions.

ITALY
1.    Plan Document Acknowledgement. In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Addendum. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following Sections of the Agreement: (a) Section 1 (General Terms of the Award), (b) Section 2 (Determination of Amount of Award), (b) Section 3 (Form and Timing of Settlement of Award), (c) Section 4 (Payment of Fair Market Value in Certain Cases) and (d) the terms and conditions of this Addendum.

JAPAN
No country-specific provisions.

KOREA
1.    Data Privacy. By accepting the Award:

(a)	The Participant agrees to the collection, use, processing and transfer of Data as described in Section 9 of the “All Non-U.S. Countries” portion of this Addendum; and

(b)
The Participant agrees to the processing of the Participant’s unique identifying information (resident registration number) as described in Section 9 of the “All Non-U.S. Countries” portion of this Addendum.

MEXICO
1.    Nature of Grant. The following provision shall supplement Section 10 of the “All Non-US Countries” portion of this Addendum:
By participating in the Plan, the Participant acknowledges, understands and agrees that: (a) the right to acquire shares of Common Stock under the Plan is not related to the Participant’s salary and other contractual benefits granted to the Participant by his or her employer (“Tenneco Mexico”); (b) any modification of the Plan or its termination shall not constitute a change or impairment to the terms and conditions of the Participant’s employment; and (c) any benefit derived under the Plan is not a fringe benefit.
2.    Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 500 North Field Drive, Lake Forest, Illinois 60045 USA, is solely responsible for the administration of the Plan, and participation in the Plan and the acquisition of shares of Common Stock does not, in any way, establish an employment relationship between the

Participant and the Company nor does it establish any rights between the Participant and Tenneco Mexico since the Participant is participating in the Plan on a wholly commercial basis.
3.    Plan Document Acknowledgment. By accepting the terms of the Award Agreement, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.
In addition, by accepting the terms of the Award Agreement, the Participant further acknowledges that he or she has read and specifically and expressly approves the provisions contained within Section 10 of the Addendum to the Award Agreement in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Subsidiary are not responsible for any decrease in the value of the shares of Common Stock that the Participant may acquire under the Plan.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages resulting from a termination of employment and withdrawal from the Plan, and therefore, the Participant grants a full and broad release to Tenneco Mexico, the Company and its Subsidiaries with respect to any claim that may arise under the Plan in this respect.
1.    Naturaleza del Otorgamiento.  La siguiente disposición complementará la Sección 10 de la porción de este Apéndice llamada “Todas los Países no-Estadounidenses” (“All Non-US Countries,” en Inglés):

Al participar en el Plan, el Participante reconoce, entiende y acepta de que:  (a) el derecho de adquirir Acciones por medio del Plan no se relaciona con el salario del Participante o cualquier beneficios contractuales que se hayan sido otorgados al Participante por su empleador “Tenneco México”; (b) cualquier modificación al Plan o la terminación del mismo no constituirá un cambio o impedimento a los términos y condiciones del empleo del Participante; y (c) cualquier beneficio derivado por medio del Plan no es un beneficio adicional.

2.    Declaración de Política.  La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 500 North Field Drive, Lake Forest, Illinois, 60045, EE.UU., es la única responsable por la administración del Plan, y la participación en el Plan y la adquisición de Acciones no establece, de forma alguna, una relación laboral entre el Participante y la Compañía, ni tampoco establece algún derecho entre el Participante y Tenneco México, ya que el Participante está participando en el Plan sobre una base completamente comercial.
3.    Reconocimiento de los Documentos del Plan.  Al aceptar los términos del Convenio del Premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Convenio del Premio en su totalidad y que los ha entendido completamente y acepta todas las disposiciones contenidas en el Pan y en el Convenio del Premio.
Adicionalmente, al aceptar los términos del Convenio del Premio, el Participante reconoce además que ha leído y que aprueba específica y expresamente los términos y condiciones contenidos en la Sección 10 de este Apéndice del Convenio del Premio en lo cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo son ofrecidos por la Compañía de forma completamente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y sus Subsidiarias no son responsables por cualquier disminución en el valor de las Acciones que el Participante podría adquirir por medio del Plan.

Finalmente, el Participante declara por medio del presente que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación o daño alguno que se podrían resultar de la terminación del empleo del Participante o su salida del Plan y, por lo tanto, el Participante otorga el más amplio finiquito al Tenneco México, la Compañía y sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan en este respecto.

POLAND
No country-specific provisions.

PORTUGAL
1.    Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Award Agreement.
Conhecimento da Lingua. O Participante declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

RUSSIA
1.     Securities Law Information. These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the shares of Common Stock in Russia. Any shares of Common Stock issued pursuant to the PSUs shall be delivered to the Participant through a brokerage account in the United States. The Participant may hold shares of Common Stock in his or her brokerage account in the United States. However, in no event will shares of Common Stock issued to the Participant and/or share certificates or other instruments be delivered to the Participant in Russia. The issuance of shares of Common Stock pursuant to the PSUs described herein has not and will not be registered in Russia and hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Russia.

SOUTH AFRICA
1.    Securities Law Information and Acceptance of the Award.  Neither the Award nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

The offer of the Award must be finalized on or before the 180th day following the Grant Date. If the Participant has not accepted or declined the Award on or before the 180th day following the Grant Date, the Participant will be deemed to accept the Award.

SPAIN
1.    Securities Law Information. The PSUs and the shares of Common Stock described in the Award Agreement and this Addendum do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
2.    Labor Law Acknowledgement. In accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan. The Participant understands and agrees that except as provided for in Section 3 of the Award Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) automatically will result in the loss of the Award that may have been granted to Participant and that has not vested as of the Termination Date.
In particular, the Participant understands and agrees that any unvested PSUs as of the Participant’s Termination Date will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, the Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Award under the Plan to individuals who may be employees of the Company or its Subsidiaries. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries on an ongoing basis other than to the extent set forth in the Award Agreement. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and the shares of Common Stock issued upon settlement shall not become a part of any employment or contract (with the Company or the Participant’s employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever will arise from the Award, which is gratuitous and discretionary, since the future value of the underlying shares of Common Stock is unknown and unpredictable. In addition, the Participant understands that the grant of the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to Participant of the Award shall be null and void.

SWEDEN
No country-specific provisions.

THAILAND
No country-specific provisions.

UNITED KINGDOM
1.    Withholding. The following provision shall supplement Section 2 of the “All Non-US Countries” portion of this Addendum:
The Participant hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) his or her employer or by Her Majesty Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) his or her employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the Participant may not be able to indemnify the Company or the Participant’s employer for the amount owed if the indemnification could be considered to be a loan. In this case, the amount which is owed and not collected or paid by the Participant within 90 days after the end of the UK tax year in which an event giving rise to the taxable event occurs may constitute an additional benefit to the Participant on which UK national insurance contributions may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Participant’s employer (as appropriate), the amount of any employee national insurance contributions due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in the Plan or this Award Agreement.
2.    Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Award, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, the Participant will be deemed to have waived irrevocably any such entitlement.